UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 10, 2019

ROGERS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 W. Chandler Blvd.
Chandler, Arizona 85224
(Address of Principal Executive Offices, and Zip Code)

(480) 917-6000
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	ROG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 10, 2019, in connection with Rogers Corporation’s (the “Company”) previously announced plan to terminate the Rogers Corporation Defined Benefit Pension Plan (the “Plan”), the Company amended the Plan to (a) terminate the Plan (subject to discretionary approval by the Company’s Chief Executive Officer) and (b) add a lump sum distribution option in connection with the termination of the Plan, if approved. Additional information regarding the Plan can be found in the Company’s Form 10-K for fiscal year 2018, filed with the Securities and Exchange Commission (“SEC”) on February 21, 2019 and the Company’s Form 10-Q for the first quarter of fiscal year 2019, filed with the SEC on May 1, 2019.
Participants in the Plan will have the choice of receiving either a single lump sum payment or an annuity when the Plan termination becomes effective unless the participant’s accrued benefit has an actuarial equivalent present value of $5,000 or less, in which case the benefit will be paid as a lump sum. The amount of any lump sum payment will equal the actuarial equivalent present value of the participant’s accrued benefit under the Plan as of the distribution date, but in no event will the lump sum payment be less than the actuarial equivalent present value of any immediate single-life annuity to which the participant is entitled. The Company only plans to distribute the lump sum payments once the termination becomes effective. At that time, one or more group annuity contracts with one or more insurance companies will be purchased to settle the Plan’s obligations for those participants who do not receive a lump sum.
The Plan is fully-funded on a United States generally accepted accounting principles basis, however, in order to terminate the plan in accordance with Internal Revenue Service and Pension Benefit Guaranty Corporation requirements, the Company will be required to contribute additional assets, if necessary, to settle all of the Plan’s obligations. The amount necessary to do so is not yet known. In addition, the Company expects to record a pension settlement charge at plan termination. This settlement charge will include the immediate recognition into expense of the unrecognized losses within accumulated other comprehensive loss on the statement of financial position as of the plan termination date. The Company does not have a current estimate of this future charge, however, the pre-tax accumulated other comprehensive loss related to the Plan was approximately $47 million as of December 31, 2018. The settlement charge for the accumulated other comprehensive loss would be a non-cash charge. We currently estimate that the Chief Executive Officer will determine whether to approve termination of the Plan during the fourth quarter of 2019; if approved, lump sum distributions are expected to occur and one or more annuity contracts are expected to be purchased at that time.
Robert C. Daigle, the Company’s Senior Vice President and Chief Technology Officer, and Jeffrey M. Grudzien, the Company’s former Senior Vice President and General Manager of Advanced Connectivity Solutions, who retired from the Company on March 31, 2019, are the only “named executive officers” (as specified in the Company’s proxy statement filed with the SEC on March 29, 2019) who have accrued benefits under the Plan. If Mr. Daigle or Mr. Grudzien elects to receive a lump sum or to begin receiving an annuity, the payment(s) received will be determined as of the date the benefit is paid (or begins to be paid) in accordance with the amended terms of the Plan and will be affected by several factors, including applicable interest rates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION (Registrant)

Date: June 14, 2019	By:	/s/ Jay B. Knoll
Jay B. Knoll
Senior Vice President, Corporate Development, General Counsel and Corporate Secretary